Exhibit 5.6

411 East Wisconsin Avenue Suite 2040 Milwaukee, Wisconsin 53202-4497 414.277.5000 Fax 414.271.3552 www.quarles.com	Attorneys at Law in Milwaukee and Madison, Wisconsin Naples, Florida Phoenix and Tucson, Arizona Chicago, Illinois

May 13, 2008

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044

RE: Registration	Statement on Form S-1

Ladies and Gentlemen:

As special Wisconsin local counsel, we have been requested to render an opinion on behalf of Asset Recovery & Management Corp., OSI Education Services, Inc., OSI Outsourcing Services International, Inc., OSI Support Services, Inc., Payco American International Corp., Professional Recoveries Inc., Qualink, Inc., each a Wisconsin corporation, and University Accounting Service, LLC, a Wisconsin limited liability company (collectively, the “Wisconsin Guarantors”), each a subsidiary of NCO Group, Inc., a Delaware corporation (“NCO”). We are rendering this opinion in connection with the filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (as may be amended or supplemented from time to time, the “Registration Statement”) relating to the registration of an indeterminate amount of (i) NCO’s Floating Rate Senior Notes dues 2013 and NCO’s 11.875% Senior Subordinated Notes due 2014 (collectively, the “Notes) and (ii) the guarantees provided for in each of the Indentures (as defined below) by the Wisconsin Guarantors and other guarantors of the Notes (the “Guarantees”), in each case to be offered solely for market making in secondary transactions by an affiliate of NCO.

The Notes and prior guarantees by other NCO affiliates were, and the Guarantees and new guarantees by other NCO affiliates will be, issued under the Indentures dated as of November 15, 2006, as amended most recently on February 29, 2008 by the Fifth Supplemental Indenture, to include the Wisconsin Guarantors as parties (as amended, supplemented, or otherwise modified, the “Indentures”), by and among the NCO, the Guarantors identified therein and other signatories named therein, and the Bank of New York, as trustee (the “Trustee”).

For purposes of this opinion, we have reviewed the originals or the copies of the following:

(a) The Indentures;

(b) Omnibus Certificate of the Secretary of each of the Wisconsin Guarantor (the “Secretary’s Certificate”);

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May 13, 2008

(c) Certified Articles of Incorporation for each Wisconsin Guarantor that is a corporation, as in effect at the time of authorization and execution of each of the Indentures and the Guarantees (collectively, the “Articles of Incorporation”);

(d) The Bylaws of each Wisconsin Guarantor that is a corporation;

(e) Certified Articles of Organization of University Accounting Service, LLC, as in effect at the time of authorization and execution of each of the Indentures and the Guarantees (the “Articles of Organization”);

(f) Operating Agreement of University Accounting Service, LLC, dated February 29, 2008;

(g) Omnibus Officers’ Certificate of the Wisconsin Guarantors (“Officers’ Certificate”);

(h) Consent Actions of the Boards of Directors or Sole Member, as applicable, of the Wisconsin Guarantors, dated April 28, 2008.

(i) Certificate of Status for each Wisconsin Guarantor dated April 28, 2008.

We have also examined such other documents, agreements, instruments, certificates of public officials, and records as we deemed necessary for the opinions expressed below.

Capitalized terms used herein and not otherwise defined herein shall have the meanings given to those terms in the Indentures.

In rendering this opinion, we have relied on and assumed the continued accuracy of the certifications, representations, warranties and statements of fact made in the Registration Statement, the Indentures, and the Guarantees (the Guarantees and the Indentures being collectively referred to as the “Wisconsin Documents”), the Wisconsin Guarantors’ filings of record with the Wisconsin Department of Financial Institutions and the certificates, instruments, agreements, and documents given, executed or entered into by any one or more of the officers and representatives of the Wisconsin Guarantors, including, without limitation, the Secretary’s Certificate and the Officers’ Certificate. As certain factual matters, we have further assumed, without investigation, verification or inquiry, that:

•

The Wisconsin Documents have been validly authorized, duly executed, delivered, and accepted by each party thereto (other than the Wisconsin Guarantors) and have been or will be properly acknowledged, where appropriate;

NCO Group, Inc.

May 13, 2008

•	The genuineness of signatures not witnessed by us, the authenticity of any documents submitted to us as originals and the conformity to originals of documents submitted to us as drafts or copies;

•	The necessary legal capacity and competency of all natural persons signing the Wisconsin Documents at the time of the execution;

•

All parties to the Wisconsin Documents (other than the Wisconsin Guarantors) have the requisite corporate or organizational power and authority to enter into the Wisconsin Documents and to perform their obligations and be responsible for their liabilities thereunder, and the Wisconsin Documents constitute the legal, valid and binding obligations of all parties thereto (other than the Wisconsin Guarantors), and are enforceable in accordance with the terms thereof;

•

There are no oral or written agreements, understandings, course of dealings, or usage of trade that affect the rights and obligations of the parties set forth in the Wisconsin Documents or that would have an effect on the opinions expressed herein; there are no judgments, decrees or orders that impair or limit the ability of Wisconsin Guarantors to enter into, execute, and deliver and perform, observe, and be bound by the Wisconsin Documents and the transactions contemplated therein; all material terms and conditions of the relevant transactions are correctly and completely reflected in the Wisconsin Documents; and there has been no waiver of any of the provisions of the Wisconsin Documents by conduct of the parties or otherwise;

•

The transactions contemplated by the Wisconsin Documents (i) comply with all tests of good faith, fairness, and conscionability required by law; and (ii) there are no facts or matters not contained in the Wisconsin Documents that would constitute a defense to the enforceability of such documents, including the defense of fraud;

•	The Wisconsin Guarantors have received adequate consideration with respect to execution and delivery of the Wisconsin Documents.

Based upon the foregoing, but subject to the assumptions and qualifications, and limitations set forth herein, we are of the opinion that:

1.	Each corporate Wisconsin Guarantor is a corporation validly existing under the laws of the State of Wisconsin, and, based solely on the certificates of status issued by the Wisconsin Department of Financial Institutions, each corporate Wisconsin Guarantor has filed its most recent required annual report, and has not filed articles of dissolutions, with the Wisconsin Department of Financial Institutions;

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May 13, 2008

2.	University Accounting Service, LLC is a limited liability company validly existing under the laws of the State of Wisconsin, and, based solely on the certificate of status issued by the Wisconsin Department of Financial Institutions, our review of its Operating Agreement dated February 29, 2008, and its Officers’ Certificates, University Accounting Service, LLC has filed its most recent required annual report, and has not filed articles of dissolutions, with the Wisconsin Department of Financial Institutions;

3.	Each Wisconsin Guarantor has the requisite corporate or limited liability company, as applicable, power and authority (i) enter into, execute, deliver or issue, as the case may be, the Wisconsin Documents, and (ii) to perform its obligations under the Wisconsin Documents;

4.	The Indentures have been duly authorized and executed by each Wisconsin Guarantor.

5.	Each of the Guarantees has been duly authorized and executed (by means of executing the Indentures) by the respective Wisconsin Guarantors.

6.	The execution and delivery or issue, as the case may be, of the Indentures and the Guarantees by each Wisconsin Guarantor will not violate any provision of such Wisconsin Guarantor’s Articles of Incorporation, Bylaws, Articles of Organization or Operating Agreement, as applicable, or any Wisconsin laws, rules or regulations applicable to each Wisconsin Guarantor.

The foregoing opinions are subject to the following additional assumptions, limitations, and qualifications:

A.	Our opinion is limited by:

1.	Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally;

2.	General principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies;

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May 13, 2008

B.	The opinions in this letter are limited in all respects to the Laws of Wisconsin now in effect, to the matters set forth herein and as of the date hereof. We assume no obligation to revise or supplement these opinions should any such law be changed by legislative action, judicial decision or otherwise, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

C.	This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly contained herein. Without limiting the foregoing, we render no opinion concerning (i) federal or state securities laws or blue sky laws, rules or regulations, or the effect of such matters, if any on the opinions expressed herein; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use or subdivision laws or regulations; (iv) labor, ERISA or other employee benefit laws or regulations; (v) tax, environmental, racketeering or health and safety laws or regulations; (vi) mortgage banking licensing statutes, or (vii) county, city or other local laws, regulations, or ordinances.

This opinion is being referenced in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose, except that Blank Rome LLP may rely upon this opinion in its opinion to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the form of Prospectus filed as a part thereof. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP